EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Procore Technologies, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14th day of February 2024.

/s/ Craig F. Courtemanche, Jr.
Craig F. Courtemanche, Jr.

CRAIG F. COURTEMANCHE AND HILLARY COURTEMANCHE FAMILY TRUST DATED AS OF NOVEMBER 1, 2012

By:	/s/ Craig F. Courtemanche, Jr.
Craig F. Courtemanche, Jr., Trustee

THE COURTEMANCHE 2016 IRREVOCABLE TRUST U/A/D 11/18/2016

By:	/s/ Wyn Rockne Skeels
Wyn Rockne Skeels, Trustee

THE BRYN MAWR TRUST COMPANY OF DELAWARE TTEE COURTEMANCHE 2021 IRREVOCABLE TRUST UA DTD 6/10/2021

By:	/s/ Ronald Templeton, Jr.
Its:	Authorized Signatory